EXHIBIT E

Subsidiaries of the Registrant

Banco Santander Puerto Rico and Subsidiary · is a commercial banking entity incorporated under the laws of the Commonwealth of Puerto Rico and is a 100% owned subsidiary of the Registrant.

Santander Mortgage Corporation · is a mortgage banking entity incorporated under the laws of the Commonwealth of Puerto Rico and is a 100% owned subsidiary of Banco Santander Puerto Rico.

Santander Insurance Agency · is an insurance and general agent incorporated under the laws of the Commonwealth of Puerto Rico and is a 100% owned subsidiary of the Registrant.